Exhibit 10(a)

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, FL USA 32919
phone 1-321-727-9100
www.harris.com

PERSONAL & CONFIDENTIAL

December 17, 2014

Rahul Ghai
381 Hemlock Road
Fairfield, CT 06824

Re: Offer of Employment

Dear Rahul:

Congratulations! I am pleased to offer you the position of Vice President, Finance, reporting to Mick Lopez, Senior Vice President and Chief Financial Officer. This is an executive-level position based in Herndon, VA, commencing on or around February 12, 2015, and your responsibilities will be as discussed.

Rahul, we believe you will make an outstanding contribution to the Harris organization, and as such, we have crafted a total rewards package for you, consistent with Harris executive compensation program design. The elements of this package include:

1)	An annual base salary of $325,000 payable bi-weekly. Base salaries are reviewed annually, with adjustments made (generally effective in September) subject to both business and personal performance.

2)
A one-time Restricted Stock Award (RSA) of 14,600 RSA’s with an approximate grant value of $1,000,000 to offset foregone equity from your current employer and as an incentive to join Harris. This award will be granted on the first New York Stock Exchange trading day during the month following your start date (if that trading day occurs within a Quiet Period as defined by Harris’ equity grant policy, the grant date will be the first trading day following the end of the Quiet Period). Assuming continued employment with the company, this award will vest ratably over three years, in equal amounts on the grant date anniversary.

3)
A one-time sign-on bonus of $150,000 less applicable taxes and other withholdings, payable within forty-five (45) days of hire to offset your current employer’s forgone annual incentive and as an incentive to join Harris. Should you voluntarily terminate your employment with Harris within twenty-four (24) months of hire, you will be required to repay this bonus.

4)
As a Harris executive, you will participate in the Harris Annual Incentive Plan (“AIP”). Your FY15 target opportunity will be 60% of base salary. Incentive awards are paid based on the achievement of pre-established, annual business operating metrics and the successful completion of personal performance objectives set during the annual performance management cycle. Incentive awards may range from 0% to 200% of target based on business and personal performance. Your participation in AIP will begin on your start date and be pro-rated for the year. To the extent earned, payouts are made in September following the fiscal year end, net of applicable withholdings and deductions.

5)
Eligibility to accept annual equity awards granted by Harris Corporation under the Harris Corporation 2005 Equity Incentive Plan (the “Plan”), with a target value of $300,000. These awards are typically delivered in the form of stock options and performance share units and are granted in late August following the Board of Directors approval of annual equity awards to other Harris executives. Once approved, the awards are subject to the applicable terms and conditions in effect at the time of the grant. Annual equity grants are performance based and the amount awarded may vary. Your FY16 grant, scheduled to be granted in August 2015, will not be prorated in any way, as related to your mid-fiscal year hire date.

6)
Eligibility to participate in the Harris Corporation Retirement Plan 401(k) with a company match equivalent to 100% of the first 6% of employee contributions. While you will be immediately eligible to participate in the plan up to individual plan contribution limits, company match contributions will only be made after one year of service.

7)
Eligibility to participate in the Harris Corporation Supplemental Executive Retirement Plan (“SERP”) during the next annual open enrollment period. This IRS non-qualified retirement plan preserves your ability to make pre-tax contributions, and receive employer match contributions (after one year of service) above the qualified IRS limits and in accordance with the plan terms.

8)
Eligibility to participate in the Harris Performance Reward Plan (“PRP”) with a target of 2% of total cash compensation after one year of service. PRP awards are paid based on the achievement of pre-established, annual business operating metrics, and may range from 0% to 200% of target.

9)
Participation in Harris health and welfare benefit plans, including qualified dependents as applicable. These plans include medical, prescription, dental, vision, life and short and long-term disability benefits. Coverage under these programs is effective, should you choose to participate, as soon as day one of employment with Harris Corporation.

10)	One hundred twenty (120) hours of vacation annually under the Harris Paid Time Off Program. The use of additional personal time is at the discretion of your supervisor.

11)
Relocation benefits to assist with your move from Fairfield, CT to the Herndon, VA area. Benefits will include, but not be limited to the Harris Home Buyout Option; loss on home sale assistance not to exceed $100,000; home purchase assistance; ninety (90) days of temporary living accommodations; the packing and shipment of household goods; and a disruption bonus equivalent to one month of base salary less applicable taxes and other withholdings. Additional details regarding your relocation benefits will be provided under separate cover.

12)
In the event that your employment is involuntarily terminated within twenty-four (24) months following your date of hire and the termination is a Qualifying Termination, the company will provide you with a cash severance amount equal to your then current base salary. Payment of this severance is conditioned on you executing a release of all claims against Harris and its affiliates in a form satisfactory to Harris within 45 days following your separation and not revoking such release. This severance amount will be subject to appropriate withholdings and deductions. This severance amount will be paid to you in a lump sum within sixty (60) days following your separation from service; provided, however, that if such sixty (60) day payment period begins in one calendar year and ends in a second calendar year, then payment shall occur in the second calendar year. After the expiration of twenty-four (24) months following your date of hire, your separation/severance pay eligibility will be solely pursuant to Harris’ Severance Pay Plan.

For this purpose, a “Qualifying Termination” is either (a) a voluntary termination for “Good Reason”, or (b) an involuntary termination of your employment by the Company other than (i) for Cause; or (ii) as a result of the sale by the Company of the stock or assets of a subsidiary, business unit or division of the Company; provided, however, that if you are not offered comparable employment (as determined in good faith by the Company) by the purchaser of such stock or assets, the involuntary termination of your employment by the Company shall be considered a “Qualifying Termination”.

For purposes of this offer letter, “Good Reason” shall mean without your consent, the occurrence of any of the following events:

i.	a material diminution of your employment duties (a change in your title shall not, itself, constitute a diminution of duties);

ii.	a material reduction in your base salary;

iii.	a material reduction in the target value of your annual cash incentive; or

iv.	a requirement that your place of employment be more than fifty (50) miles from Herndon, VA.

Further, for purposes of this offer letter, “Cause” shall mean:

i.	a willful breach or failure to satisfy any material provision or condition of this offer letter, including without limitation, those set forth under “Conditional Offer” below;

ii.
your substantial and continuing failure or refusal to perform your material duties as Vice President, Finance or to perform specific directives of the Board or of the officer to whom you report that are consistent with your position;

iii.
any failure by you to devote your full working time to the Company or any unexcused, repeated or prolonged absence from work by you (other than as a result of, or in connection with, sickness, injury or disability) during a period of ninety (90) consecutive days;

iv.	any reckless or willful misconduct (including action or failures to act) by you that causes material harm to the business or reputation of the Company or its subsidiaries;

v.	any willful or reckless breach of a statutory or common law duty of loyalty to the Company or its subsidiaries;

vi.
any act of fraud, dishonesty, embezzlement, theft or unethical business conduct by you in connection with your duties or in the course of your employment, or your admission or conviction of a felony or of any crime involving moral turpitude, fraud, dishonesty, embezzlement, theft, or misrepresentation;

vii.	your willful violation of a material Company policy that is generally applicable to all employees of the Company (including the Company’s Standards of Business Conduct); or

viii.	a failure by you to cooperate in an internal Company investigation after being instructed by the Board or the officer to whom you report to cooperate.

13)	Conditional Offer. You understand and agree that this employment offer is conditional and expressly subject to your complying with the following pre-conditions of employment:

a.	You complete your relocation to the Herndon, VA area within twenty-four (24) months of your start date.

b.
You accurately completed Harris’ Disclosure of Potential Employment Conflicts form and fully disclosed, and provided copies where applicable, of any written or other agreements or understandings to which you are a party that relate to the protection of confidential, trade secret or proprietary information; non-competition restrictions; non-solicitation or no-hire prohibitions (employees or customers); and/or ownership of invention provisions.  You affirm that your employment with Harris will not violate any such agreements or understandings.

c.	You pass a drug test prior to commencing employment. A failed drug test will cause you to be ineligible for hire by Harris for at least twelve months.

d.	You undergo background and reference checks with results that are satisfactory to Harris.

e.	You execute Harris’ standard Employee Agreement (copy enclosed) at orientation.

f.	You execute and timely return all forms and other documents required for Harris to complete the employment process.

I look forward to you joining the Harris team, and am confident that you will make many significant contributions to the organization. Should you accept the terms of this offer, please sign and date below, and fax a copy of this letter to me at 321-726-3301 or send it via email at rduffy@harris.com. We would ask that you bring the original signed version with you on your first day of work.

Sincerely,

/s/ Robert L. Duffy
Robert L. Duffy
Senior Vice President, Human Resources & Administration
Harris Corporation

ACKNOWLEDGEMENT & ACCEPTANCE

I understand that this conditional offer letter constitutes the full, complete, and final agreement between Harris and me regarding the initial terms of my employment. I also understand that my employment with Harris is at-will and that this conditional offer does not constitute a fixed term contract of employment or a guarantee of continued employment for any period. My signature below confirms that I accept the terms and conditions of this employment offer.

Accepted and Agreed,

/s/ Rahul Ghai	Date:	1/15/2015
Signature: Rahul Ghai